Exhibit 99.1

February 20, 2025

Constellium Reports Fourth Quarter and Full Year 2024 Results; Establishes New Long-Term Targets
Paris - Constellium SE (NYSE: CSTM) (“Constellium” or the “Company”) today reported results for the fourth quarter and full year ended December 31, 2024.
On January 15, 2025, the Company announced that, while it remains a foreign private issuer under applicable rules, it intends to voluntarily file its SEC reports on U.S. domestic issuer forms. As a result, beginning in 2025, Constellium will voluntarily file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. In addition, Constellium expects to voluntarily file the proxy statement for its 2025 annual general meeting with the SEC and provide certain disclosures in accordance with the requirements of Schedule 14A under the Exchange Act (utilizing Form 8-K). The Company also announced that it will provide its financial statements in U.S. dollars and in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), starting with its fourth quarter and full year 2024 results reported today. After further evaluation since the announcement on January 15, 2025, the Company has determined that it will capture factoring fees in other gains and losses - net, rather than in selling and administrative expenses as originally expected. The other adjustments from IFRS to U.S. GAAP remain generally consistent with our prior press release.
As a reminder of the press release issued on February 21, 2024 and following the SEC comment letter review process, Constellium has revised its definition of consolidated Adjusted EBITDA, a non-GAAP financial measure, to no longer exclude the non-cash impact of metal price lag from its consolidated Adjusted EBITDA. Constellium will continue to exclude the non-cash impact of metal price lag from its Segment Adjusted EBITDA, which it uses for evaluating the performance of its operating segments. Following the revision of its definition, consolidated Adjusted EBITDA, less the non-cash impact of metal price lag, is equal to consolidated Adjusted EBITDA prior to the revision of its definition. Constellium will continue to provide its investors and other stakeholders with the necessary information to explain the non-cash impact of metal price lag on its reported results.
Media Contacts

Investor Relations	Communications
Jason Hershiser	Delphine Dahan-Kocher
Phone: +1 443 988-0600	Phone: +1 443 420 7860
investor-relations@constellium.com	delphine.dahan-kocher@constellium.com

1

Fourth quarter 2024 highlights:
•	Shipments of 328 thousand metric tons, down 2% compared to Q4 2023
•	Revenue of $1,721 million, down 1% compared to Q4 2023
•	Net loss of $47 million compared to net income of $5 million in Q4 2023
•	Adjusted EBITDA of $125 million
> Includes negative $15 million impact at Valais as a result of the flood
> Includes positive non-cash metal price lag impact of $27 million
•	Segment Adjusted EBITDA of $56 million at A&T, $56 million at P&ARP, $4 million at AS&I, and $(18) million at H&C
> A&T and AS&I results include impact at Valais as a result of the flood
•	Cash from Operations of $61 million and Free Cash Flow of $(85) million
> Includes negative $39 million impact at Valais as a result of the flood
> Excludes $21 million of cash received for collection of deferred purchase price receivables, as a result of IFRS to U.S. GAAP conversion
•	Repurchased ~1.6 million shares of the Company stock for $18.5 million

Full year 2024 highlights:
•	Shipments of 1.4 million metric tons, down 4% compared to 2023
•	Revenue of $7.3 billion, down 6% compared to 2023
•	Net income of $60 million compared to net income of $157 million in 2023
•	Adjusted EBITDA of $623 million
> Includes negative $33 million impact at Valais as a result of the flood
> Includes positive non-cash metal price lag impact of $55 million
•	Segment Adjusted EBITDA of $285 million at A&T, $242 million at P&ARP, $74 million at AS&I, and $(33) million at H&C
> A&T and AS&I results include impact at Valais as a result of the flood
•	Cash from Operations of $301 million and Free Cash Flow of $(100) million
> Includes negative $45 million impact at Valais as a result of the flood
> Excludes $85 million of cash received for collection of deferred purchase price receivables, as a result of IFRS to U.S. GAAP conversion
•	Repurchased ~4.6 million shares of the Company stock for $79 million
•	Adjusted Return on Invested Capital (Adjusted ROIC) of 5.5%
•	Leverage of 3.1x at December 31, 2024
> Excluding the impact at Valais as a result of the flood, leverage of 2.9x at December 31, 2024
Jean-Marc Germain, Constellium’s Chief Executive Officer said, “2024 was a very challenging year for Constellium on many fronts, from the extreme cold weather and snow impacting operations at Muscle Shoals in January, to the severe flooding event at our facilities in the Valais region in Switzerland during the summer, to market-driven headwinds unfolding throughout the year including demand weakness across most of our end markets and tightening scrap spreads in North America. I want to thank each of our 12,000 employees for their commitment, resilience and relentless focus on serving our customers during these difficult times. On the positive front, I am pleased that we started up our new recycling and casting center in Neuf-Brisach in September, slightly ahead of schedule and below budget, and we returned $79 million to shareholders through the repurchase of 4.6 million shares of Company stock during the year. I am also excited about our recent announcement to shift our reporting to U.S. dollars under U.S. GAAP, and to begin filing our SEC reports on U.S. domestic issuer forms.”
2

Mr. Germain continued, “Looking ahead to 2025, we expect global economic conditions to remain challenging to start the year. Focusing on our end markets, aerospace demand has stabilized though commercial aerospace OEMs continue to deal with supply chain challenges. Packaging demand remains healthy in both North America and Europe. Automotive and industrial markets remain challenging in both North America and Europe. The exact impact from the recently announced tariffs and any future tariff actions in the U.S. is too early to tell, but we do expect aluminum rolled products produced domestically in the U.S. will become more competitive against foreign imports.”
Mr. Germain concluded, “Based on our current outlook, we expect Adjusted EBITDA to be in the range of $600 million to $630 million, excluding the non-cash impact of metal price lag, and Free Cash Flow in excess of $120 million in 2025. I am also pleased to announce new long-term targets today. For 2028, we expect to achieve Adjusted EBITDA of $900 million, excluding the non-cash impact of metal price lag, and Free Cash Flow of $300 million. While the tariff and international trade situation remains fluid, our current outlook does not include any potential impacts. Our focus remains on executing our strategy, driving operational performance, generating Free Cash Flow and increasing shareholder value.”
Group Summary

	Q4 2024	Q4 2023	Var.	YTD 2024	YTD 2023	Var.
Shipments (k metric tons)	328	336	(2)%	1,438	1,492	(4)%
Revenue ($ millions)	1,721	1,732	(1)%	7,335	7,826	(6)%
Net income ($ millions)	(47)	5	n.m.	60	157	(62)%
Adjusted EBITDA ($ millions)	125	164	n.m.	623	662	n.m.
Metal price lag (non-cash) ($ millions)	27	(14)	n.m.	55	(92)	n.m.

The difference between the sum of reported segment revenue and total group revenue includes revenue from certain non-core activities and inter-segment eliminations. The difference between the sum of reported Segment Adjusted EBITDA and the Group Adjusted EBITDA is related to Holdings and Corporate and the non-cash impact of metal price lag.
For the fourth quarter of 2024, shipments of 328 thousand metric tons decreased 2% compared to the fourth quarter of 2023 mostly due to lower shipments in the A&T and AS&I segments. Revenue of $1.7 billion decreased 1% compared to the fourth quarter of the prior year primarily due to lower shipments and unfavorable price and mix, partially offset by higher metal prices. The net loss of $47 million decreased $52 million compared to net income of $5 million in the fourth quarter of 2023. Adjusted EBITDA of $125 million decreased $39 million compared to Adjusted EBITDA of $164 million in the fourth quarter of last year due to weaker results in each of our segments and a $15 million impact at Valais as a result of the flood, partially offset by a favorable change in the non-cash metal price lag impact.
3

For the full year of 2024, shipments of 1.4 million metric tons decreased 4% compared to the full year of 2023 mostly due to lower shipments in the A&T and AS&I segments. Revenue of $7.3 billion decreased 6% compared to the full year of 2023 primarily due to lower shipments and unfavorable price and mix, partially offset by higher metal prices. Net income of $60 million decreased $97 million compared to net income of $157 million in the full year of 2023. Adjusted EBITDA of $623 million decreased $39 million compared to the full year of 2023 due to weaker results in each of our segments and a $33 million impact at Valais as a result of the flood, partially offset by a favorable change in the non-cash metal price lag impact.
Results by Segment
Aerospace & Transportation (A&T)
	Q4 2024	Q4 2023	Var.	YTD 2024	YTD 2023	Var.
Shipments (k metric tons)	44	48	(7)%	209	219	(4)%
Revenue ($ millions)	430	439	(2)%	1,816	1,868	(3)%
Segment Adjusted EBITDA ($ millions)	56	83	(33)%	285	351	(19)%
Segment Adjusted EBITDA per metric ton ($)	1,271	1,747	(27)%	1,362	1,606	(15)%

For the fourth quarter of 2024, Segment Adjusted EBITDA of $56 million decreased 33% compared to the fourth quarter of 2023 primarily due to lower shipments, unfavorable price and mix and a $5 million impact at Valais as a result of the flood. Shipments of 44 thousand metric tons decreased 7% compared to the fourth quarter of the prior year due to lower shipments of transportation, industry and defense (TID) rolled products. Revenue of $430 million decreased 2% compared to the fourth quarter of 2023 primarily due to lower shipments and unfavorable price and mix, partially offset by higher metal prices.
For the full year of 2024, Segment Adjusted EBITDA of $285 million decreased 19% compared to the full year of 2023 primarily due to lower shipments, unfavorable price and mix and a $13 million impact at Valais as a result of the flood, partially offset by lower costs. Shipments of 209 thousand metric tons decreased 4% compared to the full year of 2023 due to lower shipments of TID rolled products, partially offset by higher shipments of aerospace rolled products. Revenue of $1.8 billion decreased 3% compared to the full year of 2023 primarily due to lower shipments partially offset by higher metal prices.
Packaging & Automotive Rolled Products (P&ARP)
	Q4 2024	Q4 2023	Var.	YTD 2024	YTD 2023	Var.
Shipments (k metric tons)	239	238	0%	1,027	1,030	0%
Revenue ($ millions)	1,009	930	8%	4,196	4,214	0%
Segment Adjusted EBITDA ($ millions)	56	85	(34)%	242	305	(21)%
Segment Adjusted EBITDA per metric ton ($)	234	357	(34)%	236	296	(20)%

4

For the fourth quarter of 2024, Segment Adjusted EBITDA of $56 million decreased 34% compared to the fourth quarter of 2023 primarily due to unfavorable metal costs given tighter scrap spreads in North America and unfavorable price and mix, partially offset by lower operating costs. The fourth quarter of 2023 also included energy-related grants which did not repeat to the same degree in the fourth quarter of 2024. Shipments of 239 thousand metric tons were stable compared to the fourth quarter of the prior year mostly due to higher shipments of packaging rolled products offset by lower shipments of automotive rolled products. Revenue of $1.0 billion increased 8% compared to the full year of 2023 primarily due to higher metal prices partially offset by unfavorable price and mix.
For the full year of 2024, Segment Adjusted EBITDA of $242 million decreased 21% compared to the full year of 2023 primarily due to unfavorable metal costs given tighter scrap spreads in North America, weather-related impacts in the first quarter of 2024 at our Muscle Shoals facility and unfavorable price and mix, partially offset by lower operating costs. Shipments of 1.0 million metric tons were stable compared to the full year of 2023 due to higher shipments of packaging rolled products offset by lower shipments of automotive and specialty rolled products. Revenue of $4.2 billion was stable compared to the full year of 2023 primarily due to higher metal prices offset by unfavorable price and mix.
Automotive Structures & Industry (AS&I)

	Q4 2024	Q4 2023	Var.	YTD 2024	YTD 2023	Var.
Shipments (k metric tons)	44	50	(13)%	201	243	(17)%
Revenue ($ millions)	329	358	(8)%	1,432	1,762	(19)%
Segment Adjusted EBITDA ($ millions)	4	23	(83)%	74	129	(43)%
Segment Adjusted EBITDA per metric ton ($)	91	458	(80)%	367	531	(31)%

For the fourth quarter of 2024, Segment Adjusted EBITDA of $4 million decreased 83% compared to the fourth quarter of 2023 primarily due to lower shipments and a $10 million impact at Valais as a result of the flood. Shipments of 44 thousand metric tons decreased 13% compared to the fourth quarter of the prior year due to lower shipments of automotive and other extruded products. Revenue of $329 million decreased 8% compared to the fourth quarter of 2023 primarily due to lower shipments and unfavorable price and mix, partially offset by higher metal prices.
For the full year of 2024, Segment Adjusted EBITDA of $74 million decreased 43% compared to the full year of 2023 primarily due to lower shipments, unfavorable price and mix and a $20 million impact at Valais as a result of the flood, partially offset by lower costs. Shipments of 201 thousand metric tons decreased 17% compared to the full year of 2023 due to lower shipments of automotive and other extruded products, including the sale of Constellium Extrusions Deutschland GmbH (“CED”) in September 2023. Revenue of $1.4 billion decreased 19% compared to the full year of 2023 primarily due to lower shipments and unfavorable price and mix, partially offset by higher metal prices.
5

The following table reconciles the total of our segments’ measures of profitability to the group’s Income from Operations:
	Three months ended December 31,		Year ended December 31,
(in millions of U.S. dollar)	2024	2023	2024	2023
A&T	56	83	285	351
P&ARP	56	85	242	305
AS&I	4	23	74	129
Holdings and Corporate	(18)	(13)	(33)	(31)
Segment Adjusted EBITDA	98	178	568	754
Metal price lag	27	(14)	55	(92)
Adjusted EBITDA	125	164	623	662
Other adjustments	(115)	(91)	(377)	(319)
Finance costs - net	(28)	(26)	(111)	(111)
(Loss) / income before tax	(18)	47	135	232
Income tax expense	(29)	(42)	(75)	(75)
Net (loss) / income	(47)	5	60	157

Reconciling items excluded from our Segment Adjusted EBITDA include the following:
Metal price lag
Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium’s Revenue are established and when aluminum purchase prices included in Cost of sales are established. The metal price lag will generally increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of declining primary aluminum prices. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium’s manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

For both the fourth quarter and the full year of 2024, metal price lag is positive which reflects London Metal Exchange (LME) prices for aluminum increasing during the period. For both the fourth quarter and the full year of 2023, metal price lag is negative which reflects LME prices for aluminum decreasing during the period.
Other adjustments are detailed in the Reconciliation of net income to Adjusted EBITDA Table on page 16.

6

Net Income
For the fourth quarter of 2024, the net loss of $47 million compares to net income of $5 million in the fourth quarter of the prior year. The decrease in net income is primarily related to lower gross profit, higher selling and administrative expenses and depreciation and amortization, partially offset by lower research and development expenses and income tax expense. Income tax expense in the fourth quarter of 2024 was significantly impacted by the recognition of a $26 million valuation allowance on deferred tax assets in Germany.
For the full year of 2024, net income of $60 million compares to net income of $157 million in the full year of the prior year. The decrease in net income is primarily related to lower gross profit, the recognition in the third quarter of the prior year of a gain related to the sale of our CED business and higher restructuring costs, partially offset by favorable changes in gains and losses on derivatives mostly related to our hedging positions.
Cash Flow
Free Cash Flow was $(100) million in the full year of 2024 compared to $67 million in the prior year. Free Cash Flow in 2024 excludes $85 million of cash received for collection of deferred purchase price receivables, compared to $97 million received in 2023. Free Cash Flow excluding the impact of the Valais flood and including cash received for collection of deferred purchase price receivables would have been $30 million in 2024. The decrease in Free Cash Flow in 2024 was primarily due to lower Segment Adjusted EBITDA, higher capital expenditures and the $45 million impact at Valais as a result of the flood, partially offset by a favorable change in working capital.
Cash flows from operating activities were $301 million for the full year of 2024 compared to cash flows from operating activities of $432 million in the prior year.
Cash flows used in investing activities were $313 million for the full year of 2024 compared to cash flows used in investing activities of $216 million in the prior year. In 2023, cash flows used in investing activities included $51 million of net proceeds from the sale of CED in September 2023.
Cash flows used in financing activities were $61 million for full year of 2024 compared to cash flows used in financing activities of $177 million in the full year of the prior year. During 2024, the Company repurchased 4.6 million shares of the Company stock for $79 million. In the third quarter of 2024, Constellium issued $350 million of 6.375% Senior Notes due 2032 and €300 million of 5.375% Senior Notes due 2032, using the proceeds and cash on the balance sheet to redeem the outstanding portion of the $250 million of 5.875% Senior Notes due 2026 and the €400 million of 4.250% Senior Notes due 2026.
Liquidity and Net Debt
Liquidity at December 31, 2024 was $727 million, comprised of $141 million of cash and cash equivalents and $586 million available under our committed lending facilities and factoring arrangements.
7

Net debt was $1,776 million at December 31, 2024 compared to $1,704 million at December 31, 2023.
Valais Update
In late June 2024, severe flooding impacted Constellium’s plate and extrusion shops in Sierre, as well as its casthouse in Chippis, leading to a suspension of operations. As of today, the business is on track to complete production ramp up by the end of the first quarter of 2025.
The financial impact at Valais as a result of the flood in the fourth quarter of 2024 was $15 million of Adjusted EBITDA and $39 million of Free Cash Flow, and the full year impact in 2024 was $33 million of Adjusted EBITDA and $45 million of Free Cash Flow. As mentioned last quarter, we expect some cost impact in 2025 as production at the facilities will continue to ramp up, and we also expect the remainder of the insurance proceeds in 2025, both of which are included in our outlook. As a reminder, all of the insurance proceeds received are accounted for below Adjusted EBITDA.
Outlook
Based on our current outlook, for 2025 we expect Adjusted EBITDA, which excludes the non-cash impact of metal price lag, to be in the range of $600 million to $630 million and Free Cash Flow in excess of $120 million. For 2028, we expect Adjusted EBITDA, which excludes the non-cash impact of metal price lag, of $900 million and Free Cash Flow of $300 million. Our 2028 targets incorporates improvement of Muscle Shoals operational performance, benefits from our previously announced return-seeking investments, additional market growth at rates which are below industry estimates, continued price discipline, strict cost control to mitigate future inflationary impacts, and a tighter scrap market in North America. In addition, we assume no impact from tariffs and that the macroeconomic and geopolitical environment remains generally stable.
We are not able to provide a reconciliation of this Adjusted EBITDA guidance to net income, the comparable GAAP measure, because certain items that are excluded from Adjusted EBITDA cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude of realized and unrealized gains and losses on derivative instruments, impairment or restructuring charges, or taxes without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income in the future.
8

Forward-looking statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may contain “forward-looking statements” with respect to our business, results of operations and financial condition, and our expectations or beliefs concerning future events and conditions. You can identify forward-looking statements because they contain words such as, but not limited to, “believes,” “expects,” “may,” “should,” “approximately,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” likely,” “will,” “would,” “could” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets, while others are more specific to our business and operations. These risks and uncertainties include, but are not limited to: market competition; economic downturn or industry specific conditions including the impacts of tax and tariff programs, inflation, foreign currency exchange, and industry consolidation; disruption to business operations; natural disasters including severe flooding and other weather-related events; the conflict between Russia and Ukraine and other geopolitical tensions; the inability to meet customer demand and quality requirements; the loss of key customers, suppliers or other business relationships; supply disruptions; excessive inflation; the capacity and effectiveness of our hedging policy activities; the loss of key employees; levels of indebtedness which could limit our operating flexibility and opportunities; and other risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 20-F (and in future filings under Form 10-K), and as described from time to time in subsequent reports filed with the U.S. Securities and Exchange Commission. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Consequently, actual results may differ materially from the forward-looking statements contained in this press release. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
About Constellium
Constellium (NYSE: CSTM) is a global sector leader that develops innovative, value-added alloyed aluminum products for a broad scope of markets and applications, including aerospace, packaging and automotive. Constellium generated $7.3 billion of revenue in 2024.
Constellium’s earnings materials for the fourth quarter and full year ended December 31, 2024 are also available on the company’s website (www.constellium.com).
9

CONSOLIDATED INCOME STATEMENT (UNAUDITED)
	Three months ended December 31,		Year ended December 31,
(in millions of U.S. dollar)	2024	2023	2024	2023

Revenue	1,721	1,732	7,335	7,826
Cost of sales (excluding depreciation and amortization)	(1,513)	(1,472)	(6,397)	(6,771)
Depreciation and amortization	(77)	(71)	(304)	(300)
Selling and administrative expenses	(93)	(84)	(313)	(317)
Research and development expenses	(10)	(16)	(49)	(52)
Other gains and losses - net	(18)	(16)	(26)	(43)
Finance costs - net	(28)	(26)	(111)	(111)
(Loss) / income before tax	(18)	47	135	232
Income tax expense	(29)	(42)	(75)	(75)
Net (loss) / income	(47)	5	60	157
Net (loss) / income attributable to
Equity holders of Constellium	(48)	3	56	152
Non-controlling interests	1	2	4	5
Net (loss) / income	(47)	5	60	157
(Loss) / earnings per share attributable to the equity holders of Constellium (in dollars)
Basic	(0.34)	0.02	0.38	1.04
Diluted	(0.34)	0.02	0.38	1.03

Weighted average number of shares, (in thousands)
Basic	144,361	146,820	145,719	146,130
Diluted	144,361	149,382	148,004	148,472

10

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME / (LOSS) (UNAUDITED)
	Three months ended December 31,		Year ended December 31,
(in millions of U.S. dollar)	2024	2023	2024	2023
Net (loss) / income	(47)	5	60	157
Other comprehensive loss
Net change in post-employment benefit obligations	16	(20)	6	(41)
Income tax on net change in post-employment benefit obligations	(4)	2	(2)	6
Cash flow hedges	(22)	8	(12)	7
Income tax on cash flow hedges	6	(2)	3	(2)
Currency translation differences	(11)	5	(10)	(6)
Other comprehensive loss	(15)	(7)	(15)	(36)
Total comprehensive (loss) / income	(62)	(2)	45	121
Attributable to :
Equity holders of Constellium	(62)	(4)	42	116
Non-controlling interests	—	2	3	5
Total comprehensive (loss) / income	(62)	(2)	45	121

11

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions of U.S. dollar, except share data)	At December 31, 2024	At December 31, 2023
Assets
Current assets
Cash and cash equivalents	141	223
Trade receivables and other, net	486	531
Inventories	1,181	1,197
Fair value of derivatives instruments and other financial assets	26	41
Total current assets	1,834	1,992
Non-current assets
Property, plant and equipment, net	2,408	2,422
Goodwill	46	41
Intangible assets, net	97	104
Deferred tax assets	311	337
Trade receivables and other, net	36	34
Fair value of derivatives instruments	2	3
Total non-current assets	2,900	2,941
Total assets	4,734	4,933
Liabilities
Current liabilities
Trade payables and other	1,309	1,411
Short-term debt	39	41
Fair value of derivatives instruments	33	37
Income tax payable	18	22
Pension and other benefit obligations	22	24
Provisions	25	21
Total current liabilities	1,446	1,556
Non-current liabilities
Trade payables and other	156	174
Long-term debt	1,879	1,888
Fair value of derivatives instruments	21	9
Pension and other benefit obligations	375	431
Provisions	91	98
Deferred tax liabilities	39	35
Total non-current liabilities	2,561	2,635
Total liabilities	4,007	4,191
Commitments and contingencies
Shareholder’s equity
Ordinary shares, par value €0.02, 146,819,884 shares issued at December 31, 2024 and 2023	4	4
Additional paid in capital	513	513
Accumulated other comprehensive income	(14)	—
Retained earnings and other reserves	203	201
Equity attributable to equity holders of Constellium	706	718
Non-controlling interests	21	24
Total equity	727	742
Total equity and liabilities	4,734	4,933

12

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (UNAUDITED)
(in millions of U.S. dollar)	Ordinary shares	Additional paid in capital	Treasury shares	Accumulated other comprehensive (loss) / income	Other reserves	Retained earnings	Total	Non- controlling interests	Total equity
At January 1, 2024	4	513	—	—	136	65	718	24	742
Net income	—	—	—	—	—	56	56	4	60
Other comprehensive income / (loss)	—	—	—	(14)	—	—	(14)	(1)	(15)
Total comprehensive income / (loss)	—	—	—	(14)	—	56	42	3	45
Share-based compensation	—	—	—	—	25	—	25	—	25
Repurchase of ordinary shares	—	—	(79)	—	—	—	(79)	—	(79)
Allocation of treasury shares to share-based compensation plan vested	—	—	28	—	—	(28)	—	—	—
Transactions with non-controlling interests	—	—	—	—	—	—	—	(6)	(6)
At December 31, 2024	4	513	(51)	(14)	161	93	706	21	727

(in millions of U.S. dollar)	Ordinary shares	Additional paid in capital	Treasury shares	Accumulated other comprehensive income / (loss)	Other reserves	Retained earnings	Total	Non-controlling interests	Total equity
At January 1, 2023	4	513	—	36	114	(87)	580	23	603
Net income	—	—	—	—	—	152	152	5	157
Other comprehensive income / (loss)	—	—	—	(36)	—	—	(36)	—	(36)
Total comprehensive income / (loss)	—	—	—	(36)	—	152	116	5	121
Share-based compensation	—	—	—	—	22	—	22	—	22
Transactions with non-controlling interests	—	—	—	—	—	—	—	(4)	(4)
At December 31, 2023	4	513	—	—	136	65	718	24	742

13

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Three months ended December 31,		Year ended December 31,
(in millions of U.S. dollar)	2024	2023	2024	2023
Net (loss) / income	(47)	5	60	157
Adjustments
Depreciation and amortization	77	71	304	300
Impairment of assets	11	7	24	22
Pension and other long-term benefits	4	4	10	9
Finance costs - net	28	26	111	111
Income tax expense / (benefit)	29	42	75	75
Unrealized losses / (gains) on derivatives - net and from remeasurement of monetary assets and liabilities - net	22	(1)	2	5
Losses / (gains) on disposal	1	2	4	(41)
Other - net	6	12	39	48
Changes in working capital
Inventories	36	21	(24)	202
Trade receivables	108	137	(50)	(37)
Trade payables	(164)	(73)	(40)	(206)
Other	(8)	(34)	(24)	(31)
Change in provisions	(1)	(3)	2	(6)
Pension and other long-term benefits paid	(10)	(8)	(52)	(41)
Interest paid	(21)	(21)	(93)	(102)
Income tax paid	(10)	(14)	(47)	(33)
Net cash flows from operating activities	61	173	301	432
Purchases of property, plant and equipment	(151)	(137)	(413)	(366)
Property, plant and equipment inflows	5	—	12	1
Collection of deferred purchase price receivable	21	22	85	97
Acquisition of subsidiaries net of cash acquired	—	—	3	—
Proceeds from disposals, net of cash	—	(1)	—	51
Other investing activities	—	1	—	1
Net cash flows used in investing activities	(125)	(115)	(313)	(216)
Repurchase of ordinary shares	(18)	—	(79)	—
Proceeds from issuance of long-term debt	(3)	—	671	—
Repayments of long-term debt	1	(2)	(689)	(57)
Net change in revolving credit facilities and short-term debt	53	—	54	(90)
Finance lease repayments	(2)	(3)	(8)	(19)
Payment of financing costs and redemption fees	—	—	(14)	—
Transactions with non-controlling interests	(1)	—	(5)	(3)
Other financing activities	15	(7)	9	(8)
Net cash flows used in financing activities	45	(12)	(61)	(177)
Net (decrease) / increase in cash and cash	(19)	46	(73)	39
Cash and cash equivalents - beginning of the period	170	168	223	176
Transfer of cash and cash equivalents from / (to) assets classified as held for sale	—	—	—	1
Effect of exchange rate changes on cash and cash equivalents	(10)	9	(9)	7
Cash and cash equivalents - end of year	141	223	141	223

14

SEGMENT ADJUSTED EBITDA
	Three months ended December 31,		Year ended December 31,
(in millions of U.S. dollar)	2024	2023	2024	2023
A&T	56	83	285	351
P&ARP	56	85	242	305
AS&I	4	23	74	129
Holdings and Corporate	(18)	(13)	(33)	(31)

SHIPMENTS AND REVENUE BY PRODUCT LINE
	Three months ended December 31,		Year ended December 31,
(in k metric tons)	2024	2023	2024	2023
Aerospace rolled products	22	22	97	96
Transportation, industry, defense and other rolled products	22	26	112	123
Packaging rolled products	179	172	746	736
Automotive rolled products	56	62	260	271
Specialty and other thin-rolled products	4	4	21	23
Automotive extruded products	29	33	127	143
Other extruded products	15	18	75	100
Total shipments	328	336	1,438	1,492

	Three months ended December 31,		Year ended December 31,
(in millions of U.S. dollar)	2024	2023	2024	2023
Aerospace rolled products	265	284	1,063	1,105
Transportation, industry, defense and other rolled products	165	154	753	762
Packaging rolled products	722	627	2,878	2,807
Automotive rolled products	265	272	1,201	1,249
Specialty and other thin-rolled products	22	31	117	158
Automotive extruded products	218	248	960	1,126
Other extruded products	111	110	472	636
Other and inter-segment eliminations	(46)	6	(108)	(18)
Total Revenue by product line	1,721	1,732	7,335	7,826

Amounts may not sum due to rounding.
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
15

NON-GAAP MEASURES

Reconciliation of net income to Adjusted EBITDA (a non-GAAP measure)
	Three months ended December 31,		Year ended December 31,
(in millions of U.S. dollar)	2024	2023	2024	2023
Net (loss) / income	(47)	5	60	157
Income tax expense	29	42	75	75
(Loss) / income before tax	(18)	47	135	232
Finance costs - net	28	26	111	111
Expenses on factoring arrangements	6	7	22	24
Depreciation and amortization	77	71	304	300
Impairment of assets (B)	11	7	24	22
Restructuring costs (C)	4	—	11	—
Unrealized losses / (gains) on derivatives	20	(2)	1	3
Unrealized exchange losses / (gains) from the remeasurement of monetary assets and liabilities – net	—	2	(1)	2
Pension and other post-employment benefits - non operating gains	(1)	(3)	(11)	(14)
Share based compensation costs	6	6	25	22
Losses / (gains) on disposal (D)	1	2	4	(41)
Other (E)	(9)	1	(2)	1
Adjusted EBITDA[1]	125	164	623	662
of which Metal price lag (A)	27	(14)	55	(92)
 1Adjusted EBITDA includes the non-cash impact of metal price lag
(A)
Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium’s Revenue are established and when aluminum purchase prices included in Cost of sales are established. The metal price lag will generally increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of declining primary aluminum prices. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium’s manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

(B)	For the years ended December 31, 2024, and 2023, impairment related to certain assets in Valais.

(C)	For the year ended December 31, 2024, restructuring costs amounted to $11 million and related to cost reduction programs in the United States and in Europe.

(D)
For the year ended December 31, 2023, gains and losses on disposals net of transaction costs included a $3 million loss related to the sale of Constellium Ussel S.A.S. which was completed on February 2, 2023 and a $47 million gain related to the sale of Constellium Extrusions Deutschland GmbH which was completed on September 29, 2023.

(E)
For the year ended December 31, 2024, other was related to $45 million of insurance proceeds and $43 million of losses resulting of flooding in Valais facilities at the end of June 2024, $4 million of insurance proceeds related to assets damaged in 2021 and $3 million of gains recognized upon the reevaluation of previously held non-controlling interests of Railtech, as well as $6 million of costs associated with non-recurring corporate transformation projects.

16

Reconciliation of net cash flows from operating activities to Free Cash Flow (a non-GAAP measure)

	Three months ended December 31,		Year ended December 31,
(in millions of U.S. dollar)	2024	2023	2024	2023
Net cash flows from operating activities	61	173	301	432
Purchases of property, plant and equipment	(151)	(137)	(413)	(366)
Property, plant and equipment inflows	5	—	12	1
Free Cash Flow	(85)	36	(100)	67

 Reconciliation of borrowings to Net debt (a non-GAAP measure)

(in millions of U.S. dollar)	At December 31, 2024	At December 31, 2023
Debt	1,918	1,929
Fair value of cross currency basis swaps, net of margin calls	(1)	(2)
Cash and cash equivalents	(141)	(223)
Net debt	1,776	1,704

17

Reconciliation of Net income to Adjusted NOPAT and Adjusted ROIC (non-GAAP measures)
	Year ended December 31,
(in millions of U.S. dollar)	2024	2023
Net income	60	157
Income tax expense	75	75
Income before tax	135	232
Finance costs - net	111	111
Expenses on factoring arrangements	22	24
Unrealized losses on derivatives	1	3
Unrealized exchange (gains) / losses from the remeasurement of monetary assets and liabilities - net	(1)	2
Share based compensation costs	25	22
Metal price lag	(55)	92
Losses / (gains) on disposals	4	(41)
Other	(2)	1
Tax impact(1)	(64)	(112)
Adjusted NOPAT (A)	176	334

(in millions of U.S. dollar)	At December 31, 2023	At December 31, 2022
Intangible assets	104	115
Property, plant and equipment, net	2,422	2,334
Trade receivables and other, net - current	531	562
Derecognized trade receivables(2)	402	401
Inventories	1,197	1,382
Trade payables and other - current	(1,411)	(1,580)
Provisions - current	(21)	(23)
Income tax payable	(22)	(18)
Total Invested Capital (B)	3,202	3,173

	2024	2023
Adjusted NOPAT for fiscal year (A)	176	334
Total invested capital as of December 31 of prior year (B)	3,202	3,173
Adjusted ROIC (A)/(B)	5.5%	10.5%

(1) Tax impact on net operating profit computed using the Group’s average statutory tax rate
(2) Trade receivables derecognized under our factoring agreements
18

Non-GAAP measures

In addition to the results reported in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), this press release includes information regarding certain financial measures which are not prepared in accordance with U.S. GAAP (“non-GAAP measures”). The non-GAAP measures used in this press release are: Adjusted EBITDA, Free Cash Flow, Adjusted NOPAT, Invested Capital, Adjusted ROIC and Net debt. Reconciliations to the most directly comparable U.S. GAAP financial measures are presented in the schedules to this press release. We believe these non-GAAP measures are important supplemental measures of our operating and financial performance. By providing these measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our business, our results of operations and our financial position, as well as assisting investors in evaluating the extent to which we are executing our strategic initiatives. However, these non-GAAP financial measures supplement our U.S. GAAP disclosures and should not be considered an alternative to the U.S. GAAP measures and may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA is defined as income / (loss) from continuing operations before income taxes, results from joint ventures, net finance costs, other expenses and depreciation and amortization as adjusted to exclude restructuring costs, impairment charges, unrealized gains or losses on derivatives and on foreign exchange differences on transactions which do not qualify for hedge accounting, share based compensation expense, non-operating gains / (losses) on pension and other post-employment benefits, factoring expenses, effects of certain purchase accounting adjustments, start-up and development costs or acquisition, integration and separation costs, certain incremental costs and other exceptional, unusual or generally non-recurring items.
The most directly comparable U.S. GAAP measure to Adjusted EBITDA is our net income or loss for the period. We believe Adjusted EBITDA, as defined below, is useful to investors and is used by our management for measuring profitability because it excludes the impact of certain non-cash charges, such as depreciation, amortization, impairment and unrealized gains and losses on derivatives as well as items that do not impact the day-to-day operations and that management in many cases does not directly control or influence. Therefore, such adjustments eliminate items which have less bearing on our core operating performance.
We believe Adjusted EBITDA, as defined above, is useful to investors as it illustrates the underlying performance of continuing operations by excluding certain non-recurring and non-operating items. Similar concepts of Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of our company and in comparison, to other companies, many of which present an Adjusted EBITDA-related performance measure when reporting their results.
19

Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to profit or loss for the period, revenues or operating cash flows determined in accordance with U.S. GAAP.
Free Cash Flow is defined as net cash flow from operating activities, less capital expenditures, net of property, plant and equipment inflows. Management believes that Free Cash Flow is a useful measure of the net cash flow generated or used by the business as it takes into account both the cash generated or consumed by operating activities, including working capital, and the capital expenditure requirements of the business. However, Free Cash Flow is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to operating cash flows determined in accordance with U.S. GAAP. Free Cash Flow has certain inherent limitations, including the fact that it does not represent residual cash flows available for discretionary spending, notably because it does not reflect principal repayments required in connection with our debt or capital lease obligations.
Adjusted Return on Invested Capital (“Adjusted ROIC”) is defined as Adjusted Net Operating Profit after Tax (“Adjusted NOPAT”), a non-GAAP measure, divided by Invested Capital, a non-GAAP measure. The calculation of Adjusted ROIC together with a reconciliation of Adjusted NOPAT to Net Income, the most comparable U.S. GAAP measure, are presented in the schedules to this press release. Management believes Adjusted ROIC is useful in assessing the effectiveness of our capital allocation over time. Adjusted ROIC is not calculated based on measures prepared in accordance with U.S. GAAP and should not be considered as an alternative to similar metrics calculated based on measures prepared in accordance with U.S. GAAP.
Net debt is defined as debt plus or minus the fair value of cross currency basis swaps net of margin calls less cash and cash equivalents and cash pledged for the issuance of guarantees. Management believes that Net debt is a useful measure of indebtedness because it takes into account the cash and cash equivalent balances held by the Company as well as the total external debt of the Company. Net debt is not a presentation made in accordance with U.S. GAAP, and should not be considered as an alternative to debt determined in accordance with U.S. GAAP. Leverage is defined as Net debt divided by last twelve months Segment Adjusted EBITDA, which excludes the non-cash impact of metal price lag.

20